AMENDMENT
TO
AMENDED AND RESTATED BYLAWS
OF
ORION MARINE GROUP, INC.

This AMENDMENT (the "Amendment"), is dated and effective as of May 20, 2016, and amends the Amended and Restated Bylaws of Orion Marine Group, Inc., a Delaware corporation (the "Company"), adopted effective April 9, 2007 (the "Bylaws"). Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Bylaws.

W I T N E S S E T H:

WHEREAS, the Compay's board of directors (the "Board") has approved an amendment to the Company's certificate of incorporation, as amended and restated on May 17, 2007, in order to change the name of the Company from "Orion Marine Group, Inc." to "Orion Group Holdings, Inc." (the "Name Change"); and

WHEREAS, pursuant to Article 10 of the Bylaws, the Board desires to amend the Bylaws to effect the Name Change.

NOW THEREFORE, the Bylaws are hereby amended as follows:

1. All references to "Orion Marine Group, Inc." shall be changed to "Orion Group Holdings, Inc."

2. All other provisions of the Bylaws shall remain in full force and effect.

IN WITNESS WHEREOF, Orion Marine Group, Inc. has caused this Amendment to be duly executed in its corporate name this 20th day of May, 2016.

ORION MARINE GROUP, INC.

By: ______________________
Mark R. Stauffer, President & CEO